Exhibit 10.3

AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated as of November 16, 2005 (Today), and is between Gregory H. Wolf, 207 Ladbroke Road, Bryn Mawr, PA 19010 (you), and Life Insurance Company of North America, a Pennsylvania corporation (the Company).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in the Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment. The Company will pay you certain benefits described in this agreement and release certain claims against you. In turn, you are releasing certain legal claims against the Company.

1. Your Termination Date. Your employment with the Company will end by mutual consent on February 28, 2006 (the Termination Date). Your formal job responsibilities will end Today, however you agree to be available for transition until your Termination Date.

2. Your Promises to the Company.

a.	Terms used in paragraph 2 are defined as follows:

(1)	“CIGNA” means CIGNA Corporation and any subsidiaries or affiliates of CIGNA Corporation.

(2)
“Confidential Information” means any knowledge, information or materials relating to CIGNA about their products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation and other proprietary matters, whether or not subject to trademark, copyright, trade secret or other protection, that has been made known to you as a result of your Company employment.

b.
You agree that, other than in the good faith performance of your services to CIGNA before the Termination Date, you will not disclose any Confidential Information to anyone other than CIGNA employees who have a need to know the Confidential Information or use any Confidential Information for your benefit or the benefit of any other person, firm, operation or entity unrelated to CIGNA except to the extent disclosure is or may be required (1) by a statute, by a court of law, by any governmental agency having supervisory authority over CIGNA’s business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information; (2) in connection with any litigation, mediation or arbitration involving this Agreement, including enforcement of this Agreement; or (3) with respect to any cooperation provided by you pursuant to paragraph 2.g. After an item of Confidential Information has become public knowledge or known generally in the industry, you shall have no further obligation under this paragraph 2.b regarding that information so long as you were in no manner responsible, directly or indirectly, for permitting the information to become public knowledge or known within the industry without CIGNA's consent.

c.	Until December 31, 2006, you will not, within any part of the United States or any other country where CIGNA currently conducts business solicit in any manner:

(1)
Any CIGNA employees, either to terminate employment with CIGNA or to become employed, as an employee or independent contractor, by you or by any business that you may become employed by, or affiliated in any way with, after leaving CIGNA; or

(2)
Any CIGNA customers (that you know or have reason to know are CIGNA customers as of the Termination Date) to (a) terminate or reduce any business arrangements in effect with CIGNA on your Termination Date or (b) to enter into any new business arrangements that would adversely affect in any way any business arrangements that such customer has with CIGNA Today or has been planning during the three-month period ending Today.

The Company agrees that it shall not be a violation of paragraph 2.c(1) if: (a) you provide a personal reference for any CIGNA employee setting forth your personal views about the employee, provided you make it clear in any such reference that you are not speaking for CIGNA; or (b) an entity that employs or becomes affiliated with you hires a CIGNA employee, provided you are not involved in hiring the employee or identifying the employee as a potential recruit and you do not assist in recruiting the employee for the entity.

The Company agrees that it shall not be a violation of paragraph 2.c(2) merely because an entity that employs or becomes affiliated with you (x) has a pre-existing relationship with a CIGNA customer; (y) responds to a solicitation for a proposal from a CIGNA customer, so long as you are not significantly involved in the development or delivery of the proposal.

d.
You agree that the duration, area and scope of activities restricted under paragraphs 2.b and 2.c are reasonable and necessary to protect CIGNA’s legitimate business interests and that, if any court or arbitrator determines that paragraphs 2.b or 2.c or any part of them is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

e.	From your Termination Date until February 28, 2007, you agree that you will continue to clear all trades involving CIGNA Corporation stock with the Corporate Secretary.

In addition, from and after your Termination Date, you agree not to sell more than 15,000 shares of CIGNA Corporation common stock during any one day.

f.	(1)
You shall be entitled to indemnification by the Company (and, if applicable, any other Company affiliate) to the fullest extent permitted or authorized by its (or their) by-laws against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or sustained by you, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which you may be made a party (or are threatened to be made a party) (each a Proceeding), by reason of your having been an officer, employee or director of the Company or an officer, employee or director of any other Company affiliate (including service at the request of or on behalf of CIGNA as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans), whether or not the basis of such Proceeding is your alleged action in an official capacity while serving in such capacities, and such indemnification shall continue as to you even though you have ceased to be an officer, member, employee, consultant or agent of CIGNA or any other entity and shall inure to the benefit of your heirs, executors and administrators.

(2)
The Company or applicable affiliate shall advance to you all reasonable costs and expenses that you incur in connection with any Proceeding as provided under the by-laws of the Company or applicable affiliate after receipt by the Company of a written request for such advance that includes an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. The amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent you are able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

(3)
Neither the failure of the Company nor any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you under paragraph 2.f(1) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company or any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(4)
Nothing in this paragraph 2.f shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the by-laws of the Company or any affiliate or any rights you may have under any directors’ and officers’ liability policies maintained by the Company or any affiliates.

g.
You agree to make yourself reasonably available to the Company in connection with any legal proceedings relating to CIGNA in which you may have knowledge of potentially relevant facts because of your employment with the Company, and the Company agrees to accommodate reasonably your other personal and business commitments. The Company shall reimburse you for all reasonable expenses that you incur (including the costs of travel and meals) in connection with your making yourself available to it or its counsel to provide information or to testify. For the first ten days (not necessarily consecutive, and including partial days) that you spend in so providing information or testifying, you shall not be compensated for such time. Thereafter, the Company shall pay you $750.00 for each day (or part of a day) as compensation for your time in providing information or testifying.

h.
Prior to your Termination Date, you will return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, company manuals, office equipment, records and files); provided, however, you will not be required to return rolodexes, personal cell phone, personal diaries, or correspondence and other items of a personal nature. If those personal items are covered by instructions you have received to retain documents in connection with legal proceedings, you must continue to retain them after your termination. If CIGNA property that you have includes information that you reasonably believe you may need for tax purposes and copies of plans, programs and agreements relating to your employment and termination of employment, you may make and retain copies before returning the information to CIGNA.

3.	Your Severance Arrangements.

a.
From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs. During this period, you agree to remain available for internal consulting and advice to the CEO and other division heads.

b.	You agree that you will not be covered by the CIGNA Short-Term Disability Plan or CIGNA Long-Term Disability Plan after Today.

c.	You will receive no further time off benefits for 2005 or 2006.

d.
If you die before the Company pays you all amounts due under paragraph 3 of the Agreement, the remaining amounts (except for those described in paragraphs 3.h and 3.i) will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death. (The amounts described in paragraph 3.h will be paid to your surviving spouse at the same times the payments would have been made to you, as described in paragraph 3.h. Plan benefits under paragraph 3.i will be payable under the terms of the applicable plan.) If you have no surviving spouse, the payment will be made to your estate. If you die before February 28, 2006, the date you die will automatically be your new Termination Date (but the lump sum payment below shall be calculated as if you had remained employed until February 28, 2006).

e.	The Company will make a lump sum payment to you equal to 22/26 of your current annual salary rate (less applicable taxes and withholding) on or before March 15, 2006

f.
For the 10-month period ending December 31, 2006, you will be eligible to continue the Company group health care and life insurance coverages you may have on the same basis as active employees. During this period, your Company Basic Life Insurance coverage will continue at the Company’s expense. Under the provision of federal law (COBRA), you may elect to continue your Company group health care coverage after your Termination Date. If you elect COBRA coverage, the Company will subsidize the COBRA rates (that is, you will pay the same rates as if you continued to be employed) you pay for coverage through December 31, 2006 and will not subsidize the rates after that date. You will be billed monthly. You may convert certain group benefits coverages to individual coverages under the terms of the Company’s benefits program.

g.
On or before March 15, 2006 (or if earlier, when bonuses for 2005 are paid to CIGNA senior executives), the Company will pay you a cash bonus for service performed in 2005 in an amount equal to your annual bonus target multiplied by either 100% or the Group Insurance division rating if higher.

h.
With respect to the previously-awarded Strategic Performance Units (2003, 2004 and 2005) the Company will make a lump sum cash payment to you, on or before March 15, 2006, based on the prorated number of Units and Unit value as follows:

Number of Units	Unit Value
100% of units granted for 2003-2005	$120
67% (24 of 36 months) of units granted for 2004-2006	$75
33% (12 of 36 months) of units granted for 2005-2007	$75

i.	Any benefits you may have earned under the CIGNA Deferred Compensation, Pension, Supplemental Pension, and 401(k) Plans will be paid to you under the provisions of those plans.

j.
Until your Termination Date any options on CIGNA Corporation stock that you hold will continue to vest under the terms of your applicable grant letter. You may exercise vested options only in accordance with the terms of the grants. Any unexercised and unvested options will expire on your Termination Date in accordance with the terms of the applicable plans and grant letters.

k.	The Company will make a lump sum cash payment in the amount of $10,000 (less applicable taxes and withholdings) on or before March 15, 2006 for:

(1)	Executive Financial Services through year-end 2006;

(2)	Reimbursement for reasonable tax preparation fees incurred for income tax returns for income through year-end 2006.

l.	The Company will provide you with the Executive outplacement, including office space and secretarial staff. This will not extend beyond February 28, 2007.

m.
With respect to shares of restricted CIGNA Corporation stock (RSGs) and deferred stock  units that you hold on your Termination Date, the Company will, on or before March 15, 2006, make a lump sum cash payment to you equal to (a) one hundred percent of the number of RSGs and thirty-three percent (one-third) of the deferred stock units that you forfeit on your Termination Date multiplied by (b) the average closing price of a share of CIGNA Corporation stock on the 30 trading days ending on your Termination Date.

n.	You will receive no other money from the Company except as provided in this Agreement.

4.	Release of Claims.

a.
Each party agrees that they will not file (or ask or allow anyone to file on their behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement. This provision shall not apply, however, to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, you agree to waive your right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on your behalf, either individually, or as part of any collective action. Nothing herein shall preclude any claim you may file alleging that your waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary.

b.	You acknowledge full and complete satisfaction of, and release and discharge all Released Persons from, any Claims.

c.	The Company acknowledges full and complete satisfaction of, and releases and discharges all Released Persons from, any Claims.

d.	You are giving this release for yourself as well as for your executors, administrators, heirs and assigns.

e.
The Company is giving this release for the Company, together with its successors, parents, subsidiaries and affiliates (Company Affiliated Parties) and all of their directors, officers, agents and employees (but as to any such director, officer, agent or employee only in connection with, or in relationship to, his or its capacity as a director, officer, agent or employee of any Company Affiliated Party and not in connection with, or in relationship to, his or its personal capacity unrelated to any Company Affiliated Party).

f.
“Released Persons” for your release of Claims are the Company Affiliated Parties and all of their directors, officers, agents and employees (as limited by paragraph 4.e). “Released Persons” for the release of Claims against you by the Company (and other persons described in paragraph 4.e) are you, your dependents, heirs, agents, assigns and estate.

g.
With respect to Claims you are releasing, “Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees, that you now have, or at any time had, against any Released Persons, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. With respect to Claims the Company and Company Affiliated Parties are releasing, “Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees, that the Company or any other Company Affiliated Party now has, or at any time had, against any you, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. “Claims” includes things you or the Company may not even know about or suspect as well as any claims you may have under ADEA.

h.	“Claims” does not include (and you and the Company are not releasing):

(1)	any claims for promises you and the Company are making to each other under this Agreement and any claims that arise after Today,

(2)
any claims for benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your Release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement and any claims for benefits beyond those provided under the terms of the applicable plan),

(3)	any claims covered by workers compensation laws,

(4)
any rights you have to indemnification under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and any Company Affiliated Party are jointly liable, and

(5)	any claims that you did not knowingly and voluntarily waive your rights under ADEA.

5. No Mitigation, No Offset. You shall have no duty to seek other employment and there shall be no offset against amounts due under this Agreement on account of any remuneration you may receive attributable to any subsequent employment or self-employment.

6. Anti-disparagement. You agree not to knowingly make any statement to a customer of CIGNA or any public statement, whether oral or written, that would disparage CIGNA or any of its senior officers or directors. The Company agrees that it (and its affiliates) shall not, and it shall cause each CIGNA senior officer or director not to, knowingly make any public statement, whether oral or written, that disparages you. It shall not, however, be a violation of this paragraph 6 for any person: (a) to make truthful statements (i) when required to do so by a court of law, by any governmental agency having supervisory authority over CIGNA's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order such person to divulge, disclose or make accessible such information or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, enforcement of this Agreement; or (b) from responding publicly to incorrect or disparaging public statements to the extent reasonably necessary to correct or refute such public statement.

In response to any inquiries about you from any person or entity that you identify to the Company as a prospective employer, the Company will provide a letter to such prospective employer from the Company’s Chief Executive Officer or Executive Vice President of Human Resources & Services in the form of Attachment A to this Agreement. Either of them are also willing to discuss your reference with said prospective employer.

7. No Admission of Wrongdoing. Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability. Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

8. Applicable Law. This Agreement is being made in Pennsylvania. It will be interpreted, enforced and governed under the laws of Pennsylvania (without reference to the principles of conflicts of law), but your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

9. Arbitration. Without in any way affecting the releases in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area. Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures have been provided to you. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. Each party shall be liable for its own costs and expenses (including attorneys’ fees). You and the Company agree to arbitrate anything:

a.	related in any way to this Agreement, including its validity, and how it is interpreted or implemented, and the validity of your ADEA waiver; or

b.
that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

10. Final and Entire Agreement. This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any employee benefit plan or terms included in any stock option or restricted stock grant; provided that the covenants and provisions in paragraphs 2, 6 and 9 above supercede in their entirety any similar provisions in any employee benefit plan. Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both you and the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. If any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein. The parties agree to amend the Agreement to change the timing of any payments under the Agreement as needed to avoid the imposition on you of any penalty tax under section 409A of the Internal Revenue Code.

11.  Your Understanding. By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.
You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.
You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA, whether or not you know or suspect them to exist at the present time (but the release does not apply to claims described in paragraph 4.h).

e.	You understand the terms of this Agreement and that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

12. Revoking the Agreement. You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Charlene Parsons, CIGNA Corporation, 1650 Market Street OL54H, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

13. If Legal Action Is Started by You. You understand and agree that Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by paragraph 4 or 9 (other than arbitration of a dispute described in paragraph 9.a or b or claims related to whether your release of ADEA claims was knowing and voluntary) is started by you (or by someone else on your behalf) against any Company Released Person with respect to any Claim released by you under paragraph 4, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim within 30 days of receipt of written notice from the Company requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a.	The Company may withhold or retain all or any portion of the amounts due hereunder until such proceeding or claim is withdrawn by you;

b.	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraphs 3.a and 3.i); and

c.	You agree to pay the Company the reasonable costs and attorneys' fees it incurs in defending such action.

You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company or you, as the case may be, may require the other party to execute promptly a release that is legal and enforceable and does not extend to Claims not released under paragraph 4. If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.a and 3.i) and not previously returned to the Company, will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 13 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

14. Legal Action by the Company. The Company represents that as of Today neither it nor any of its affiliates has assigned to any other party, and agrees not to assign, any claim released by it under this Agreement. In addition, the Company promises that neither it nor any of its affiliates will file a lawsuit or an arbitration claim against you or any other Released Persons asserting any claim released by the Company or any of the Company Released Parties under this Agreement and, to the extent that the Company or any affiliate does commence such a proceeding, the Company agrees that it or its affiliate will withdraw such proceeding with prejudice. If the Company or any affiliate fails to withdraw any proceeding or claim with respect to any claim released under this Agreement within 30 days of receipt of written notice from you requesting that such withdrawal, the Company agrees to pay you the reasonable costs and attorneys' fees you incur in defending such action.

15. Representations.  The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable CIGNA plans, including the Incentive Plan); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

16. Notices. Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 16 (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 16). Such communication shall be addressed to you as follows (unless such address is changed in accordance with this paragraph 16):

Gregory H. Wolf
207 Ladbroke Rd
Bryn Mawr, PA 19010

and to the Company or CIGNA as follows:

Charlene Parsons
CIGNA Corporation
1650 Market Street OL54H
Philadelphia, PA, 19192

However, CIGNA and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

17. Successors and Assigns. This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law. Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of CIGNA or the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

18. This Agreement is not effective or binding on either party until fully signed by both parties.

The persons named below have signed this Agreement on the dates shown below:

December 12, 2005	/s/ John M. Murabito
Date	John M. Murabito
on behalf of Life Insurance Company
of North America

December 9, 2005	/s/ Gregory H. Wolf
Date	Gregory H. Wolf